EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We have issued our reports dated March 3, 2006 accompanying the consolidated financial statements of Verso Technologies, Inc. and subsidiaries appearing in the 2005 Annual Report of the Company to its shareholders and accompanying the schedules included in the Annual Report on Form 10-K for the year ended December 31, 2005, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”
/s/ Grant Thornton LLP
Atlanta, Georgia
September 6, 2006